Exhibit 99.1

New AspenBio Pharma Customer Places $600,000 Order

CASTLE ROCK, CO., October 3, 2006 — AspenBio Pharma, Inc. (OTC Bulletin Board: APNB:OB) an emerging bio-pharmaceutical company dedicated to the development of novel drugs and diagnostics for animals and humans, announced today it has received and begun processing product for a purchase order totaling approximately $600,000 from a new customer for purified human antigen products.

Shipments to the customer, a major European biotechnology company, are scheduled to be completed during 2006 with approximately 45% of the order able to be shipped out of finished goods inventory late in the recently completed third quarter. While this is a special order, the customer may continue to buy at lower annual levels in the future, and the sale reflects the expanded efforts by AspenBio Pharma to increase this portion of its business. During 2006, AspenBio Pharma has expanded its sales and marketing activities related to the human antigen business. This included hiring a professional salesperson dedicated to expanding this base antigen business, attendance at domestic and international industry trade-shows and conventions, and developing new sales and marketing collateral materials.

In response to antigen business customer requests and market demands, AspenBio Pharma is also in advanced development of recombinant antigen products designed to be bio-equivalent to the natural products currently being sold. These recombinant products have the added benefits of not relying on the use of human pituitary glands as a raw material source, and are consistent and pure batch-to-batch, when produced. As demonstrated by initial pilot batches using the company’s proprietary advanced technology, these substances can be produced on a cost effective basis.

In support of these expanded efforts and capabilities, and in line with AspenBio Pharma’s recent name change, the company’s web site has been redesigned and recently re-launched. The new web site can be viewed at www.aspenbiopharma.com.

“We are committed to delivering on the expanded opportunities generated by our base antigen business,” notes Richard Donnelly, president and CEO of AspenBio Pharma. “While we are focused on the development and market introduction of our four new drugs and two diagnostic tests, we believe there are opportunities to leverage our specialized scientific talents and provide additional high quality products to the human diagnostic hormone sector. Revenues from these activities help support our research and development efforts.”

About AspenBio Pharma, Inc.

AspenBio Pharma is an emerging bio-pharmaceutical company dedicated to the discovery, development, manufacture, and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and others that have large worldwide market potential. The company was formed to produce purified proteins for diagnostic applications and has become a leading supplier of human hormones to many of the nation’s largest medical diagnostic companies and research institutions. The company has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use initially in bovine and equine species. The company has created an early pregnancy “open cow” diagnostic for dairy cows that is currently in late-stage development. AspenBio Pharma is also working on a blood test to assist in the diagnosis of appendicitis in humans. For more information, please visit: www.aspenbiopharma.com.

Forward Looking Statements

This news release includes “forward looking statements” of AspenBio Pharma, Inc. (“APNB”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APNB believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APNB believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APNB. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including the ability to successfully complete the development of new products, manufacture the finished goods for this order, execute agreements required to successfully advance the company’s objectives, retain the scientific management team to advance the products, obtain additional funding as and if needed, adverse changes in market conditions and the regulatory environment, fluctuations in sales volumes, and realization of intangible assets. Furthermore, APNB does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APNB’s recent filings with the SEC.

For more information contact:
AspenBio Pharma, Inc.
Gregory Pusey, Chairman 303-722-4008

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both 949-574-3860